Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated April 27, 2009
Registration Statement No. 333-158308
April 28, 2009

This free writing prospectus relates only to the class A common shares described below and should be read together with the preliminary prospectus supplement dated April 27, 2009 and the registration statement relating to these class A common shares.

We are increasing by 7,500,000 shares the number of class A common shares being offered, including 1,125,000 class A common shares that will be subject to the underwriters’ over-allotment option.

Class A common shares offered by us	22,500,000 shares

Total class A common shares to be outstanding after this offering	73,459,500 shares

Total class A common shares and class B common shares to be outstanding after this offering	91,503,978 shares

Over-allotment option	3,375,000 shares

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the preliminary prospectus supplement dated April 27, 2009 and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus supplement relating to this offering may be obtained from Deutsche Bank Securities, Attn: Prospectus Department, 100 Plaza One, Jersey City, NJ 07311, telephone number: +1-800-503-4611, email: prospectusrequest@list.db.com.